EXHIBIT 5.1

Frank J Hariton, Esq.

1065 Dobbs Ferry Road

White Plains, New York 10607

Tel: (914) 649-7669 email hariton@sprynet.com

January 6, 2026

The Board of Directors

CirTran Corp.

6360 S Pecos Road - Suite 8

Las Vegas, NV 89120

Re: Registration Statement on Form S-1

Gentlemen:

At your request, I have examined the Registration Statement on Form S-1 (the “Registration Statement”) to which this letter is attached as Exhibit 5.1 to be filed by CirTran Corp., a Nevada corporation (the “Company”), that is intended to register under the Securities Act of 1933, as amended (the “Securities Act”), 1,731,509 shares of the Company’s common stock (the “Shares”).

I have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as I have deemed appropriate for purposes of this letter. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to authentic original documents of all copies submitted to me as conformed and certified or reproduced copies.

Based on the foregoing, I am of the opinion that under Nevada law that the Company is an existing corporation in good standing and the 1,731,509 Shares that may be issued and/or sold under the Registration Statement, will when issued in accordance with the terms of the agreements included therein, be, upon issuance validly issued, fully paid and non-assessable shares of common stock of the Company.

I consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of my name in the prospectus constituting a part thereof.

Very truly yours,

/s/ Frank J Hariton

Frank J. Hariton